U.S. Patent and Trademark Office Grants a Patent for the Reduction of Intraocular Pressure

Petach Tikva, Israel, November 5, 2013 / Can-Fite BioPharma Ltd. (TASE:CFBI), (OTCQB:CANFY), a biotechnology company developing a pipeline of small molecule drugs that address inflammatory and cancer diseases, and its subsidiary, OphthaliX Inc. (OTCQB: OPLI), jointly announced today that the U.S. Patent and Trademark Office granted a U.S. patent which bears the Patent No. 8,557,790 and is titled “A3 Adenosine receptor agonists for the reduction of intraocular pressure”. Increased intraocular pressure (“IOP”) is the most important and only modifiable risk factor for glaucoma. This patent was granted to Can-Fite and relates to the use of the drug candidate CF101. Pursuant to a license agreement between Can-Fite and OphthaliX’s wholly owned subsidiary, EyeFite Ltd., OphthaliX has the exclusive rights for the use and development of CF101 for the reduction of IOP in the United States until 2030.

The discovery that CF101 may be used for the treatment of glaucoma is the result of serendipitous data derived from a Phase II study of CF101 in patients with dry eye syndrome.  A reduction in IOP in such patients’ eyes indicated that CF101 could potentially treat glaucoma. In addition, during the ARVO 2013 Annual Meeting in Seattle, Washington, Professor M. Francesca Cordeiro, a Professor of Glaucoma & Retinal Neurodegeneration Studies from the University College of London and Imperial College in London, presented new data, generated by independent studies unrelated to Can-Fite or OphthaliX, validating the utilization and efficacy of A3 adenosine receptor agonists for lowering IOP and for the treatment of glaucoma. Based on the foregoing, OphthaliX is currently conducting a Phase II study with CF101 for the treatment of glaucoma and related syndromes of ocular hypertension in Israel and Europe.

Prof. Pnina Fishman, Chief Executive Officer of Can-Fite and Chairman of the Board of Directors of OphthaliX, said today: "We are very pleased with the grant of the U.S. patent for reducing IOP. We believe that such patent will enable us to further develop CF101 in order to potentially prove its efficacy in the treatment of glaucoma and ocular hypertension, potentially bringing relief to millions of patients suffering from such conditions in the future."

About Glaucoma and IOP

Glaucoma is an eye disease in which the optic nerve is damaged. This optic nerve damage involves loss of retinal ganglion cells, or neurons located near the inner surface of the retina, in a characteristic pattern. There are many different subtypes of glaucoma, but each can be considered to be a type of optic neuropathy. Increased IOP is the most important and only modifiable risk factor for glaucoma. Untreated glaucoma can lead to permanent damage of the optic nerve and resultant visual field loss, which over time can progress to blindness.

About Can-Fite Biopharma Ltd.

Can-Fite Biopharma Ltd is an Israeli public company, the ordinary shares of which are traded on the Tel Aviv Stock Exchange (the “TASE”) (TASE: CFBI). Level II American Depository Receipts of the company are traded on the U.S. Over-the-Counter Markets (the “OTC Markets”) (OTCQB: CANFY). Can-Fite, which commenced business activity in 2000, was founded by Pnina Fishman, Ph.D., researcher in the Rabin Medical Center, and Ilan Cohn Ph.D., patent attorney and senior partner at Reinhold Cohn Patent Attorneys in Israel. Dr. Fishman serves as the Chief Executive Officer of Can-Fite. Dr. Fishman founded Can-Fite on the basis of her scientific findings, and Can-Fite is focused on the development of small molecule orally bioavailable drugs, in particular, ligands that bind to the A3 adenosine receptor. Such drugs mediate anti-inflammatory and anti-cancer effects and are suggested as a biological predictive marker. Can-Fite’s lead drug candidate, CF101, is in clinical development for the treatment of autoimmune inflammatory diseases.  Can-Fite’s CF102 drug candidate is being developed for the treatment of liver diseases and its CF602 drug is being developed for the treatment of inflammation and sexual dysfunction.  To date, more than 700 patients have participated in clinical trials conducted by Can-Fite. Can-Fite previously licensed its activity in the ophthalmic field to OphthaliX Inc., in which it holds a controlling interest and which is currently listed on the OTC Markets (OTCQB: OPLI).

About OphthaliX Inc.

OphthaliX Inc. is a clinical-stage biopharmaceutical company focused on developing therapeutic products for the treatment of ophthalmic disorders. OphthaliX's product candidate, CF101, is currently being developed to treat three ophthalmic indications: dry eye syndrome; glaucoma; and uveitis.

About CF101

CF101, an A3 adenosine receptor agonist, is a novel, first in class, small molecule, orally bioavailable drug which demonstrated efficacy and an excellent safety profile in Phase II clinical studies. Through a service arrangement with its parent, Can-Fite, OphthaliX currently develops CF101 for the treatment of ophthalmic indications, including dry eye syndrome (Phase III), glaucoma (Phase II) and uveitis (initiating Phase II). CF101 is also developed by Can-Fite for the treatment of autoimmune inflammatory diseases, including, but not limited to, rheumatoid arthritis (Phase IIb) and psoriasis (Phase II/III).

Forward-Looking Statements

This press release contains forward-looking statements, about Can-Fite’s and OphthaliX’s expectations, beliefs or intentions regarding, among other things, its product development efforts, business, financial condition, results of operations, strategies or prospects. In addition, from time to time, Can-Fite or OphthaliX or their representatives have made or may make forward-looking statements, orally or in writing. Forward-looking statements can be identified by the use of forward-looking words such as “believe,” “expect,” “intend,” “plan,” “may,” “should” or “anticipate” or their negatives or other variations of these words or other comparable words or by the fact that these statements do not relate strictly to historical or current matters. These forward-looking statements may be included in, but are not limited to, various filings made by Can-Fite or OphthaliX with the U.S. Securities and Exchange Commission (the “SEC”), press releases or oral statements made by or with the approval of one of Can-Fite’s or OphthaliX’s authorized executive officers. Forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause Can-Fite’s or OphthaliX’s actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause Can-Fite’s or OphthaliX’s actual activities or results to differ materially from the activities and results anticipated in such forward-looking statements, including, but not limited to, the factors summarized in Can-Fite’s and OphthaliX’s filings with the SEC  In addition, Can-Fite and OphthaliX operate in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond its control. Neither Can-Fite nor OphthaliX undertakes any obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

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